Exhibit (h)(3)(k)
FORM OF
SCHEDULE A
OPERATING EXPENSE LIMIT FOR PACIFIC FUNDS

Maximum Operating Expense Limit
(as a Percentage of average daily net assets)
PF Portfolio Optimization Model A Fund	0.00%
PF Portfolio Optimization Model B Fund	0.00%
PF Portfolio Optimization Model C Fund	0.00%
PF Portfolio Optimization Model D Fund	0.00%
PF Portfolio Optimization Model E Fund	0.00%
PF AllianceBernstein International Value Fund	0.45%
PF Goldman Sachs Short Duration Bond Fund	0.45%
PF Janus Growth LT Fund	0.45%
PF Lazard Mid-Cap Value Fund	0.45%
PF Loomis Sayles Large-Cap Growth Fund	0.45%
PF MFS International Large-Cap Fund	0.45%
PF NB Fasciano Small Equity Fund	0.45%
PF Oppenheimer Main Street® Core Fund	0.45%
PF Oppenheimer Emerging Markets Fund	0.45%
PF PIMCO Managed Bond Fund	0.45%
PF PIMCO Inflation Managed Fund	0.45%
PF Pacific Life Money Market Fund	0.45%
PF Salomon Brothers Large-Cap Value Fund	0.45%
PF Van Kampen Comstock Fund	0.45%
PF Van Kampen Mid-Cap Growth Fund	0.45%
PF Van Kampen Real Estate Fund	0.45%

Effective: May 1, 2006

PACIFIC FUNDS

BY:

Name: Title:

PACIFIC LIFE INSURANCE COMPANY

BY:	BY:

Name: Title:	Name: Title: